Registration No. 333-100878

As filed with the Securities and Exchange Commission on April 1, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

E-Z-EM, Inc.

(Exact name of Registrant, as Specified in Its Charter)

Delaware	11-1999504

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer) Identification No.)

1111 Marcus Avenue, Lake Success, New York

(Address of Principal Executive Offices)

E-Z-EM, Inc. 1983 Stock Option Plan, E-Z-EM, Inc.

1984 Directors and Consultants Stock Option Plan and E-Z-EM, Inc. Employee  Stock Purchase Plan

(Full Title of the Plans)

Anthony Lombardo

President and Chief Executive Officer

E-Z-EM, Inc.

1111 Marcus Avenue, Lake Success, New York 11042

(Name and Address of Agent For Service)

(516) 333-8230

 (Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer   ☐

Accelerated filer   ☒

Non-accelerated filer   ☐ (Do not check if a smaller reporting company)

Smaller reporting company   ☐

EXPLANATORY NOTE:   DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 31, 2002 (Registration No. 333-100878) (the “Registration Statement”) deregisters shares of common stock of E-Z-EM, Inc. (the “Company”), par value $0.10 per share, that had been registered for issuance under the E-Z-EM, Inc. 1983 Stock Option Plan, the E-Z-EM, Inc. 1984 Directors and Consultants Stock Option Plan and the E-Z-EM, Inc. Employee Stock Purchase Plan.

Pursuant to an Agreement and Plan of Merger, dated as of October 30, 2007, by and among Bracco Diagnostics, Inc. (“Bracco”), Eagle Acquisition Sub, Inc. (“Merger Sub”), the Company and Bracco Imaging S.p.A. (for the limited purposes set forth therein), Merger Sub merged with and into the Company with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Bracco (the “Merger”). At the effective time of the Merger, (i) each of the shares of common stock of the Company issued and outstanding immediately prior to the effective time (other than shares held in the treasury of the Company or owned by Bracco, Merger Sub, or any of their respective direct or indirect wholly owned subsidiaries, or shares held by any stockholders exercising appraisal rights by following the procedures of Section 262 of the General Corporation Law of the State of Delaware) was canceled and converted into the right to receive $21.00 in cash per share (the “Merger Consideration”) (without interest and less any required tax withholdings) and (ii) each option to purchase shares of the Company’s common stock outstanding immediately prior to the effective time of the Merger was cancelled, and the holder thereof became entitled to receive an amount (without interest and less any required tax withholdings) in cash equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price per share of the Company’s common stock underlying such option multiplied by (B) the number of shares of the Company’s common stock subject to such option, whether or not vested or exercisable. As a result of the consummation of the Merger, which took place on April 1, 2008, the Company has terminated all offerings of its common stock pursuant to existing registration statements, including the Registration Statement, and the Company hereby removes from registration all shares of its common stock registered under the Registration Statement that remain unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, on this 1st day of April, 2008.

E-Z-EM, Inc.

By: /s/ Anthony Lombardo

Name: Anthony Lombardo

Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 has been signed below by the following person in the capacity and on the date indicated.

Signature	Title	Date

/s/ Carlo G. Medici	Director	April 1, 2008
Carlo G. Medici